FOR IMMEDIATE RELEASE        Contact:  D.F. King & Co., Inc.
                                              (800) 628-8538


HIGH RIVER TENDER OFFERS FOR McNEIL
LIMITED PARTNERSHIPS EXTENDED


          New York, New York, September 28, 1995 -- High River Limited Partnership ("High River"), an affiliate of Carl C. Icahn ("Mr. Icahn"), announced today that it has extended the expiration date (the "Expiration Date") of its tender offers (the "Tender Offers") for units of limited partnership interest ("Units") in each of McNeil Pacific Investors Fund 1972 ("MPIF"), McNeil Real Estate Fund V, Ltd. ("MREF V"), McNeil Real Estate Fund IX, Ltd. ("MREF IX"), McNeil Real Estate Fund X, Ltd. ("MREF X"), McNeil Real Estate Fund XI, Ltd. ("MREF XI"), McNeil Real Estate Fund XIV, Ltd. ("MREF XIV"), McNeil Real Estate Fund XV, Ltd. ("MREF XV"), McNeil Real Estate Fund XX, L.P. ("MREF XX"), McNeil Real Estate Fund XXIV, L.P. ("MREF XXIV") and McNeil Real Estate Fund XXV, L.P. ("MREF XXV") (collectively, the "Partnerships") until 12:00 Midnight, New York City Time, October 6, 1995. The Tender Offers are being made pursuant to the Offers to Purchase dated August 3, 1995, as amended and supplemented.

          High River and McNeil Partners, L.P., the general partner of each of the Partnerships ("McNeil Partners"), were engaged in settlement discussions which, among other things, related to settlement of litigation with respect to the Tender Offers for the Partnerships and the acquisition of McNeil Partners and the property manager of the Partnerships by affiliates of Mr. Icahn. Those discussions have broken off and neither McNeil Partners, nor its affiliates, has commenced a tender offer for the Partnerships, despite various statements by McNeil Partners suggesting that they might do so. In light of this state of affairs, the extension of the Expiration Date of the Tender Offers will be the final extension.

          As of September 27, 1995, approximately 216 Units of MPIF, 90 Units of MREF V, 3,496 Units of MREF IX, 2,634 Units of MREF X, 3,511 Units of MREF XI, 3,094 Units of MREF XIV, 2,484 Units of MREF XV, 1,820 Units of MREF XX, 8,131 Units of MREF XXIV and 637,976 Units of MREF XXV had been deposited pursuant to the terms of the Tender Offer.